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                                                                  EXHIBIT (c)(4)
                            [PEAK TECHNOLOGIES LOGO]

February 1, 1997

Mr. Gregory Thomas
The Peak Technologies Group, Inc.
600 Madison Avenue
New York, NY 10022

Dear Greg,

     This letter will confirm our understanding relating to the proposed acquisition transaction (the "Transaction") between The Peak Technologies Group, Inc. (the "Company") and Moore U.S.A., Inc. In consideration of your efforts on behalf of the Company in negotiating the terms of the proposed Transaction and advising and consulting with the Company and its officers and directors with respect to the proposed Transaction, its effects on the Company and related matters, the Board of Directors has authorized the Company to pay you, immediately prior to the closing of the tender offer portion of the proposed Transaction, a fee of $250,000 in cash.

     Your tireless efforts on behalf of the Company and its stockholders are greatly appreciated.

Sincerely,

/s/ NICHOLAS R.H. TOMS
Nicholas R.H. Toms